SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                June 6, 2006
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	38-0751137
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 242-1444

                                          None

        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On June 6, 2006, La-Z-Boy Incorporated issued a press release to report the company’s financial results for the quarter and fiscal year ended April 29, 2006. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1. Exhibit 99.2 contains unaudited quarterly financial data for the last eight quarters.

Item 7.01  Regulation FD Disclosure.

On June 6, 2006, La-Z-Boy Incorporated announced that its Board of Directors nominated Nido Qubein to its Board. Qubein will run for election at the Annual Stockholders’ Meeting in August to serve as a director for a term of three years. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.3.

The information in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits

    (d)        The following exhibits are furnished as part of this report:

	Description	Page #
99.1	Press Release Dated June 6, 2006	4
99.2	Supplemental Financial Information	13
99.3	Press Release Dated June 6, 2006	15

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED —————————————— (Registrant)

Date: June 6, 2006

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Corporate Controller

Exhibit 99.1

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY REPORTS FOURTH-QUARTER AND FULL-YEAR OPERATING RESULTS

MONROE, MI. June 6, 2006—La-Z-Boy Incorporated (NYSE, PCX: LZB) today reported its operating results for the fourth fiscal quarter and full year ended April 29, 2006. Net sales for the quarter were $508.4 million, down 10.1%, compared with the prior-year period. This year’s fourth quarter included 13 weeks of sales versus 14 weeks last year. The company posted a quarterly loss from continuing operations of $0.20 per share, which includes a write-down of intangible assets of $0.44 per share and a $0.02 per share restructuring gain related to the sale of property. The $23 million, or $0.44 per share, write-down relates to goodwill at Bauhaus, one of its non-branded upholstery companies, which, primarily as a result of department-store consolidation, had a significant decrease in sales and earnings. The company’s tax rate for the quarter was adversely impacted by the write-down, which carries no tax effect.

For the full year ended April 29, 2006, net sales were $1.92 billion, down 6.4% from the prior year. Sales for this year reflect 52 weeks versus 53 weeks last year. The company posted a loss of $0.06 per share for the year, which includes the write-down of intangible assets of $0.44 per share and a net restructuring charge of $0.08 per share.

La-Z-Boy Incorporated President and CEO Kurt Darrow said, “Although our quarter had one less week of sales this year, we are pleased that we operated within our target margin ranges in our two largest segments. In upholstery, we achieved an 8.9% margin, and, in casegoods, our margin was 4.5%. For the full year, our top line was impacted by two factors: supply chain challenges in the first half of the year when the hurricanes caused an industry-wide shortage of foam and disrupted our operations; and macroeconomic issues which caused inconsistent demand in retail. From an operating margin perspective, although softness at retail persists, we gained traction in the second half of the fiscal year when many of the supply chain issues were behind us.”

Darrow added, “We have made substantial progress as we have modified our business model and our operating margins demonstrate that, even on lower volume, the changes made to the underlying cost structure of our business are coming to fruition. Going forward, our focus will continue to be on our retail segment, which is not only important to the wholesale side of our business, but is a key element of our longer term strategy, and we are working diligently to make the changes necessary to improve our results.”

Upholstery Segment

For the fiscal fourth quarter, sales in the company’s upholstery segment were $361.6 million, a 12.5% decrease from the prior year, largely reflecting the 13-week quarter. The company’s branded business continued to outperform that of its non-branded companies. Overall, the segment’s operating margin increased sequentially for the quarter to 8.9% from 7.2% in the fiscal third quarter.

Darrow commented, “In the fourth quarter of our year, we were able to improve our margins and operate more efficiently as there was no disruption from foam supply and our Newton manufacturing facilities, disrupted by the hurricanes, were operating normally. Additionally, as a result of the Waterloo plant closure, we increased our capacity utilization and realized the full benefit of this consolidation throughout the entire quarter.”

Darrow added, “Our order rate for the quarter was essentially flat on a 13-week basis comparable against last year. Additionally, because our rate of incoming orders was equal to our production, we will carry a higher than usual backlog into our first quarter, as we were in the process of recruiting, hiring and training new upholsterers during our fourth quarter. With additional trained upholsterers on staff, we expect to make progress in reducing the backlog to normal levels.

“Going forward, we will continue to evaluate and make changes to our cost structure to further strengthen our performance. We expect to drive our margin through a variety of means, including: an increase in the integration of global sourcing; the ongoing conversion of our production facilities to the cellular manufacturing process; the growth of existing and new channels of distribution; and, the continued expansion of our La-Z-Boy Furniture Galleries® store system in the New Generation format, which will provide for both top-line growth and margin expansion.”

For the quarter, the company continued to grow its La-Z-Boy Furniture Galleries® store system, which includes both company-owned and independent-licensed stores. In the fourth quarter, the system opened five new stores, relocated and/or remodeled five and closed four, bringing the total store count to 337, of which 154 are in the New Generation format. For the year, with 49 new format stores added, we substantially increased the quality of the total system and, today, approximately 50% of our stores are less than five years old. For the first quarter of fiscal 2007, the system plans to open seven stores, including two new locations, two relocations and three remodels.

System-wide, for the first calendar quarter, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 1.7% and total sales, which includes new stores, increased 6.3%.

Casegoods Segment

In the fourth quarter, casegoods sales were $113.4 million, down 8.2% from the prior-year period and essentially flat on a 13-week basis. The operating margin was 4.5%, an increase from 2.1% in last year’s fourth quarter. Commenting on the segment’s performance, Darrow noted, “In December, we completed the transition to primarily an import model for our residential business and our results for the second half of the year demonstrate our success. For the second half of our year, we operated within our target margin range of 4% to 6% and are confident we will continue to operate in that range or higher as volume improves. Our hospitality business continues to improve as the travel sector rebounds and sales and backlog are increasing with concurrent margin improvement. Looking ahead, we expect to further increase the segment’s profitability and operating margin as we introduce new products to appeal to a broader customer base, expand our channels of distribution, focus on SKU management, continue to further pare down our overall cost structure and increase the effectiveness of our global sourcing.”

Retail Segment

For the quarter, retail sales were $54.1 million, up 9.6% from the prior-year period, due to the stores the company acquired. For the year, sales were up 23.3% to $213.4 million. On an operating basis, the segment incurred a loss, primarily a result of the ongoing costs related to the three markets acquired last year, but also the result of a weaker-than-expected retail environment at the end of the quarter. Darrow commented, “The dip at the end of the quarter impacted our company-owned stores across the board this quarter and the stores we acquired last year are not performing up to expectations. This was compounded by not only the costs associated to build out the markets, but the current cost structure of those markets as fixed costs continue to be concentrated among too few and older format stores. Additionally, we closed or are in the process of closing several stores and moved merchandise through the system at substandard margins.

“During the year, we continued to take the steps necessary to transform these markets into profitable operations. Although the progress is somewhat slower than we anticipated, we secured new real estate sites in a number of markets and will make significant progress in adding new stores this fiscal year. Increasing the number of stores in each market will enable us to garner greater efficiencies in warehousing, advertising and distribution while at the same time, will grow the top line. Of the 337 stores in our system, we own 63. Over the course of this fiscal year, we plan to open seven new company-owned stores and will remodel and relocate 11 stores, increasing substantially the number of stores in the New Generation format from 28 to 46.”

“Retail remains an important element of our core strategy and it will play an integral and additive role in our future, substantially impacting the earnings power of the company,” Darrow concluded.

Operating Cash Flow and Balance Sheet

For the quarter, cash flow generated from operations was $37.9 million and was $89.8 million for the year. Darrow noted, “Our strong cash flow generation enabled us to reduce our total debt for the quarter by $26 million to $184.2 million and our debt-to-capitalization ratio of 26.5% is within our target range. With a continued emphasis on lowering working capital requirements, cash flow generated was improved by $71.4 million compared with last year. In early May, our Board approved a 9% increase in our dividend to $0.12 per quarter and we will pay our 140th consecutive dividend. We did not repurchase shares this quarter, and have 5.9 million shares remaining in our program. Going forward, we will be opportunistic with our share repurchase program.”

Business Outlook

Commenting on the business outlook, Darrow noted: “While we are pleased with our progress in our upholstery and casegoods divisions, we are concerned about the macro economic environment as the energy markets remain volatile and interest rates continue to increase. In particular, there has been a change in the retail environment since the first calendar quarter with April and May being difficult months. Due to seasonal factors, the first quarter is typically our weakest. With that as a backdrop, we expect our first-quarter sales to be flat against last year’s $451 million and reported earnings to be in the range of $0.01 to $0.05 per share, which will include up to a $0.02 per share charge for stock option expense.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) changes in demographics; (c) changes in housing sales; (d) the impact of terrorism or war; (e) continued energy price changes; (f) the impact of logistics on imports; (g) the impact of interest rate changes; (h) the potential disruptions from Chinese imports; (i) inventory supply price fluctuations; (j) the impact of imports as it relates to continued domestic production; (k) changes in currency exchange rates; (l) competitive factors; (m) operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs; (n) effects of restructuring actions; (o) changes in the domestic or international regulatory environment; (p) not fully realizing cost reductions through restructurings; (q) ability to implement global sourcing organization strategies; (r) the impact of new manufacturing technologies; (s) the future financial performance and condition of independently operated dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently operated dealers; (t) fair value changes to our intangible assets due to actual results differing from projected; (u) the impact of adopting new accounting principles; (v) the impact from severe weather such as hurricanes and tornadoes; (w) the ability to turn around under-performing retail stores; (x) the impact of retail store relocation costs, the success of new stores or the timing of converting stores to the New Generation format; (y) the ability to procure fabric rolls or cut-and-sewn sets domestically or abroad; and (z) factors relating to acquisitions and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, and Sam Moore. The La-Z-Boy Casegoods Group companies are American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 337 stand-alone La-Z-Boy Furniture Galleries® stores and 340 La-Z-Boy In-Store Galleries, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Unaudited For the Quarter Ended		Unaudited For the Year Ended
(Amounts in thousands, except per share data)	4/29/06 (13 weeks)	4/30/05 (14 weeks)	4/29/06 (52 weeks)	4/30/05 (53 weeks)
Sales	$508,362	$565,555	$1,916,777	$2,048,381

Cost of sales
Cost of goods sold	380,601	434,941	1,457,965	1,572,844
Restructuring	(1,768)	(3,107)	6,643	10,294

Total cost of sales	378,833	431,834	1,464,608	1,583,138

Gross profit	129,529	133,721	452,169	465,243
Selling, general and administrative	106,882	101,053	410,348	401,592
Write-down of intangibles	22,695	--	22,695	--

Operating income (loss)	(48)	32,668	19,126	63,651
Interest expense	2,744	2,942	11,540	10,442
Other income (expense), net	142	(122)	1,847	170

Income (loss) from continuing operations before income taxes	(2,650)	29,604	9,433	53,379
Income tax expense	7,620	11,249	12,474	20,284

Income (loss) from continuing operations	(10,270)	18,355	(3,041)	33,095

Income from discontinued operations (net of tax)	--	1,009	--	1,996
Extraordinary gains (net of tax)	--	1,392	--	2,094

Net income (loss)	$(10,270)	$20,756	$(3,041)	$37,185

Basic average shares outstanding	51,747	52,192	51,801	52,082
Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.20)	$0.35	$(0.06)	$0.63
Income from discontinued operations (net of tax)	--	0.02	--	0.04
Extraordinary gains (net of tax)	--	0.03	--	0.04

Net income (loss) per basic share	$(0.20)	$0.40	$(0.06)	$0.71

Diluted weighted average shares outstanding	51,747	52,262	51,801	52,138

Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.20)	$0.35	$(0.06)	$0.63
Income from discontinued operations (net of tax)	--	0.02	--	0.04
Extraordinary gains (net of tax)	--	0.03	--	0.04

Net income (loss) per diluted share	$(0.20)	$0.40	$(0.06)	$0.71

Dividends paid per share	$0.11	$0.11	$0.44	$0.44

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEET

	Unaudited
(Amounts in thousands)	4/29/06	4/30/05
Current assets
Cash and equivalents	$24,089	$37,705
Receivables, net	270,578	283,915
Inventories, net	238,826	260,556
Deferred income taxes	27,276	22,779
Other current assets	23,790	33,410

Total current assets	584,559	638,365

Property, plant and equipment, net	209,986	210,565
Intangibles	75,720	100,846
Other long-term assets, net	100,909	76,581

Total assets	$971,174	$1,026,357

Current liabilities
Short-term borrowings	$8,000	$9,700
Current portion of long-term debt
and capital leases	2,844	3,060
Accounts payable	85,561	82,792
Other current liabilities	132,005	133,172

Total current liabilities	228,410	228,724

Long-term debt and capital leases	173,368	213,549
Deferred income taxes	14,548	5,389
Other long-term liabilities	44,503	51,409
Shareholders' equity	510,345	527,286

Total liabilities and shareholders' equity	$971,174	$1,026,357

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Unaudited Quarter Ended		Unaudited Year Ended
(Amounts in thousands)	4/29/06	4/30/05	4/29/06	4/30/05
Cash flows from operating activities
Net income (loss)	$(10,270)	$20,756	$(3,041)	$37,185
Adjustments to reconcile net income (loss) to
cash provided by operating activities
Write-down of intangibles	22,695	--	22,695	--
Extraordinary gains (net of tax)	--	(1,392)	--	(2,094)
Gain on sale of discontinued operations (net of tax)	--	(668)	--	(668)
Restructuring	(1,768)	(3,107)	6,643	10,294
Depreciation and amortization	7,559	7,175	29,234	28,329
Change in allowance for doubtful accounts	1,361	(3,639)	1,805	(3,189)
Change in working capital	14,676	435	35,844	(35,524)
Change in deferred taxes	3,646	12,514	(3,403)	11,632

Total adjustments	48,169	11,318	92,818	8,780

Net cash provided by operating activities	37,899	32,074	89,777	45,965

Cash flows from investing activities
Proceeds from disposals of assets	2,874	5,621	11,499	11,226
Proceeds from sale of discontinued operations	--	10,985	--	10,985
Capital expenditures	(7,512)	(7,759)	(27,991)	(34,771)
Purchases of investments	(3,309)	(6,037)	(25,289)	(14,890)
Proceeds from sale of investments	3,106	1,156	12,221	8,164
Acquisitions, net of cash acquired	--	(6,806)	--	(6,806)
Change in other long-term assets	1,347	5,410	(1,113)	2,105

Net cash used for investing activities	(3,494)	2,570	(30,673)	(23,987)

Cash flows from financing activities
Net changes in debt	(26,048)	(17,124)	(43,102)	1,939
Stock transactions	724	692	(7,211)	2,097
Dividends paid	(5,723)	(5,753)	(22,923)	(22,868)

Net cash provided by (used for) financing activities	(31,047)	(22,185)	(73,236)	(18,832)

Effect of exchange rate changes on cash and equivalents	223	(748)	516	677

Change in cash and equivalents	3,581	11,711	(13,616)	3,823
Cash and equivalents at beginning of period	20,508	25,994	37,705	33,882

Cash and equivalents at end of period	$24,089	$37,705	$24,089	$37,705

LA-Z-BOY INCORPORATED
Segment Information

	Unaudited For the Quarter Ended		Unaudited For the Year Ended
(Amounts in thousands)	4/29/06 (13 weeks)	4/30/05 (14 weeks)	4/29/06 (52 weeks)	4/30/05 (53 weeks)
Sales
Upholstery Group	$361,595	$413,240	$1,347,964	$1,467,311
Casegoods Group	113,449	123,542	432,307	455,343
Retail Group	54,106	49,385	213,438	173,099
VIEs/Eliminations	(20,788)	(20,612)	(76,932)	(47,372)

Consolidated	$508,362	$565,555	$1,916,777	$2,048,381

Operating income (loss)
Upholstery Group	$32,285	$38,930	$85,253	$101,856
Casegoods Group	5,159	2,638	18,265	5,370
Retail Group	(8,537)	(3,701)	(26,006)	(2,859)
Corporate and other*	(8,028)	(8,306)	(29,048)	(30,422)
Restructuring	1,768	3,107	(6,643)	(10,294)
Write-down of intangibles	(22,695)	--	(22,695)	--

Consolidated	$(48)	$32,668	$19,126	$63,651

* Variable Interest Entities ("VIEs") are included in corporate and other.

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Consolidation

La-Z-Boy Furniture Galleries® stores that are not operated by us are operated by 112 independent dealers. These stores sell La-Z-Boy manufactured product as well as various accessories purchased from approved La-Z-Boy vendors.  In some cases we have extended credit beyond normal trade terms to the independent dealers, made direct loans and/or guaranteed certain loans or leases.  Most of these independent dealers have sufficient equity to carry out their principal operating activities without subordinated financial support; however, there are certain independent dealers that we have determined may not have sufficient equity. In accordance with Financial Accounting Standards Board Interpretation No. 46R, we began to consolidate variable interest entities of which we were deemed the primary beneficiary as of April 24, 2004. The tables below show the impact on our consolidated balance sheet at April 29, 2006 and April 30, 2005 and statement of operations for the fourth quarter and year ended April 29, 2006 and April 30, 2005.  The amounts reflected in the table include the elimination of related payables, receivables, sales, cost of sales, and interest as well as profit in inventory.

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Condensed Consolidated Balance Sheet

	VIEs
(Unaudited, amounts in thousands)	4/29/06	4/30/05
Current assets
Cash and equivalents	$2,554	$1,699
Receivables, net (1)	(20,507)	(9,131)
Inventories, net	12,795	7,211
Deferred income taxes	10,194	7,199
Other current assets	1,487	1,226

Total current assets	6,523	8,204
Property, plant and equipment, net	12,965	8,431
Intangibles	8,122	7,714
Other long-term assets (1)	(19,000)	(14,169)

Total assets	$8,610	$10,180

Current liabilities
Current portion of long-term debt	$1,587	$1,934
Accounts payable	1,390	329
Other current liabilities	6,146	3,523

Total current liabilities	9,123	5,786
Long-term debt	6,764	6,256
Other long-term liabilities	(1,632)	(1,300)
Shareholders' deficit	(5,645)	(562)

Total liabilities and shareholders' equity	$8,610	$10,180

(1) Includes the elimination of intercompany accounts and notes receivable.

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Condensed Consolidated Statement of Operations

	Quarter Ended		For Year Ended
(Unaudited, amounts in thousands)	4/29/06	4/30/05	4/29/06	4/30/05

Sales (2)	$9,534	$7,877	$36,806	$46,019
Cost of sales (2)	267	(1,217)	4,488	1,224

Gross profit	9,267	9,094	32,318	44,795
Selling, general and administrative	11,488	11,115	38,438	49,825

Operating loss	(2,221)	(2,021)	(6,120)	(5,030)
Interest expense	117	97	504	427
Other expense, net (3)	(276)	(1,092)	(1,260)	(4,154)

Pre-tax loss	(2,614)	(3,210)	(7,884)	(9,611)
Income tax benefit	(993)	(1,221)	(2,996)	(3,652)

Net loss from continuing operations	$(1,621)	$(1,989)	$(4,888)	$(5,959)

(2) Includes the elimination of intercompany sales and cost of sales.
(3) Includes the elimination of intercompany interest income and interest expense.

Exhibit 99.2

LA-Z-BOY INCORPORATED
Unaudited Quarterly Financial Data

(Amounts in thousands, except per share data) Quarter ended	7/30/05 (13 weeks)	10/29/05 (13 weeks)	1/28/06 (13 weeks)	4/29/06 (13 weeks)
Sales	$451,487	$454,605	$502,323	$508,362
Cost of sales
Cost of goods sold	345,018	354,409	377,937	380,601
Restructuring	--	7,817	594	(1,768)

Total cost of sales	345,018	362,226	378,531	378,833

Gross profit	106,469	92,379	123,792	129,529
Selling, general and administrative	98,568	99,597	105,301	106,882
Write-down of intangibles	--	--	--	22,695

Operating income (loss)	7,901	(7,218)	18,491	(48)

Interest expense	2,741	3,090	2,965	2,744
Other income, net	15	295	1,395	142

Pre-tax income (loss)	5,175	(10,013)	16,921	(2,650)
Income tax expense (benefit)	1,967	(3,566)	6,453	7,620

Net income (loss)	$3,208	$(6,447)	$10,468	$(10,270)

Diluted weighted average shares outstanding	52,195	51,655	51,857	51,747

Diluted net income (loss) per share	$0.06	$(0.12)	$0.20	$(0.20)

LA-Z-BOY INCORPORATED
Unaudited Quarterly Financial Data

(Amounts in thousands, except per share data) Quarter ended	7/24/04 (13 weeks)	10/23/04 (13 weeks)	1/22/05 (13 weeks)	4/30/05 (14 weeks)
Sales	$455,107	$520,760	$506,959	$565,555
Cost of sales
Cost of goods sold	351,716	400,834	385,353	434,941
Restructuring	10,400	749	2,252	(3,107)

Total cost of sales	362,116	401,583	387,605	431,834

Gross profit	92,991	119,177	119,354	133,721
Selling, general and administrative	97,045	103,874	99,620	101,053

Operating income (loss)	(4,054)	15,303	19,734	32,668

Interest expense	2,209	2,607	2,684	2,942
Other income (expense), net	373	(354)	273	(122)

Income (loss) from continuing operations before income taxes	(5,890)	12,342	17,323	29,604
Income tax expense (benefit)	(2,238)	4,690	6,583	11,249

Income (loss) from continuing operations	(3,652)	7,652	10,740	18,355

Income (loss) from discontinued operations (net of tax)	129	506	352	1,009
Cumulative effect of accounting change (net of tax)	--	702	--	1,392

Net income (loss)	$(3,523)	$8,860	$11,092	$20,756

Diluted weighted average shares outstanding	51,967	52,101	52,193	52,262

Diluted income (loss) from continuing operations per share	$(0.07)	$0.15	$0.21	$0.35
Diluted net income (loss) per share	(0.07)	0.17	0.21	0.40

Exhibit 99.3

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY BOARD NOMINATES NEW MEMBER

MONROE, MI. June 6, 2006 – La-Z-Boy Incorporated (NYSE, PCX: LZB) today announced that its Board of Directors nominated Nido Qubein to its Board. Qubein will run for election at the Annual Stockholders’ Meeting in August to serve as a director for a term of three years.

Qubein, 57, currently the President of High Point University, in High Point, North Carolina, serves on the Board of BB&T Corporation and is the Chairman of a number of companies, including: Great Harvest Bread Company; Business Life, Inc., a publishing company; McNeil Lehman, Inc., a public relations and advertising firm; and Creative Services, Inc., an international management consulting firm. He is also a world renowned public speaker and serves on the boards of several national organizations, including the YMCA of the USA.

Kurt Darrow, La-Z-Boy President and Chief Executive Officer, said, “We are honored Nido has accepted the Board’s nomination. He is an extraordinarily accomplished individual who has achieved great success in business and now in the academic world. A strategic thinker with a unique point of view, he has made monumental changes to High Point University and will undoubtedly make a significant contribution to our company.”

Qubein is the recipient of a number of honors and awards, including, among others: the Horatio Alger Award; the Ellis Island Medal of Honor; and Citizen of the Year and Philanthropist of the Year from the city of High Point, North Carolina. He is also the Chairman of the High Point Community Foundation and is Chairman Emeritus of the National Speakers Association Foundation.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) changes in demographics; (c) changes in housing sales; (d) the impact of terrorism or war; (e) continued energy price changes; (f) the impact of logistics on imports; (g) the impact of interest rate changes; (h) the potential disruptions from Chinese imports; (i) inventory supply price fluctuations; (j) the impact of imports as it relates to continued domestic production; (k) changes in currency exchange rates; (l) competitive factors; (m) operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs; (n) effects of restructuring actions; (o) changes in the domestic or international regulatory environment; (p) not fully realizing cost reductions through restructurings; (q) ability to implement global sourcing organization strategies; (r) the impact of new manufacturing technologies; (s) the future financial performance and condition of independently operated dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently operated dealers; (t) fair value changes to our intangible assets due to actual results differing from projected; (u) the impact of adopting new accounting principles; (v) the impact from severe weather such as hurricanes and tornadoes; (w) the ability to turn around under-performing retail stores; (x) the impact of retail store relocation costs, the success of new stores or the timing of converting stores to the New Generation format; (y) the ability to procure fabric rolls or cut-and-sewn sets domestically or abroad; and (z) factors relating to acquisitions and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, and Sam Moore. The La-Z-Boy Casegoods Group companies are American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 337 stand-alone La-Z-Boy Furniture Galleries® stores and 340 La-Z-Boy In-Store Galleries, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.